Exhibit 10.1

AMENDMENT NO. 6 TO
1999 INCENTIVE PLAN OF
U.S. CONCRETE, INC.

Effective as of April 11, 2008

The Board of Directors of U.S. Concrete, Inc. (the “Company”) by resolution has duly adopted this Amendment No. 6 to the Company’s 1999 Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.	Section 8(a)(iii) of the Plan is hereby amended to read in its entirety as follows:

“(iii)  Stock Award. An Employee Award may be in the form of a Stock Award, the terms, conditions and limitations applicable to which the Committee will determine, subject to the limitations specified below. Any Stock Award which is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant, and any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant; provided that, in any case: (A) the Committee may provide for earlier vesting (i) following a change in control or other specified event involving the Company or (ii) upon termination of the applicable Employee’s employment by reason of death, disability or retirement, or if provided in a written employment or severance agreement between the Company and such Employee (whether such agreement is currently in effect or entered into after the effective date hereof), upon termination of such Employee’s employment by the Company without cause or termination of such Employee’s employment by such Employee for good reason or good cause; (B) such three-year minimum Restriction Period shall not apply to a Stock Award that is granted in lieu of salary or bonus; and (C) vesting of a Stock Award may occur incrementally over the three-year minimum Restriction Period.”